NON-RECOURSE LOAN SALE AND MASTER SERVICES AGREEMENT

This Non-Recourse Loan Sale and Master Services Agreement (the “Agreement”) is by and among MidCountry Bank, FSB (“MidCountry Bank”), Pioneer Financial Services, Inc., a Missouri corporation, Pioneer Funding, Inc., a Nevada corporation, Pioneer Services Corp., a Missouri corporation, and Pioneer Services Sales Finance, Inc., a Nevada corporation (each a “Purchaser” and, collectively, “Purchasers” or “Pioneer”), and CIBC Bank USA, as administrative agent for itself and certain other lenders (together with any successor administrative agent under the Lending Agreement (as defined below), the “Agent”), is entered into and effective as of November 30, 2018 (the “Effective Date”).

Purchasers, the Agent, and certain other financial institutions as “Lenders” (the “Lenders”) are parties to that certain Credit Agreement dated December 23, 2015 (as amended, modified, restated, or replaced from time to time, the “Lending Agreement”), pursuant to which the Agent and Lenders have agreed, subject to the terms and provisions thereof, to provide financing to Pioneer to finance acquisition of Loans (as defined below).

This Agreement is executed in connection with the Lending Agreement and states the terms and conditions under which MidCountry Bank, WITHOUT RECOURSE EXCEPT AS PROVIDED OTHERWISE HEREIN to MidCountry Bank, will sell Loans to one or more of Purchasers and provide (i) certain services to Pioneer (the “Regular Services”) and, (ii) during the Interim Service Period (as defined in Section 8(a)), certain services to the Agent (the “Interim Service Period Services” and, together with the Regular Services, collectively, the “Services”), each as described in Exhibit A hereto and made a part hereof (as the same may be amended, modified, restated or replaced from time to time as provided herein).

1.Term of Agreement; Termination.

(a)Term. The initial term of this Agreement ends on the second anniversary of the Effective Date (the “Original Term”). Pioneer has the option to extend the term of this Agreement for an additional 12 months by delivering to MidCountry Bank (with a copy to the Agent) written notice of its exercise of said option at least 90 days prior to the expiration of the Original Term (the “Extension Term”). Notwithstanding the foregoing, the term of this Agreement shall automatically continue in effect during the Interim Service Period if commenced by the Agent under Section 8 (the Original Term, together with the Extension Term, if applicable, plus the Interim Service Period, if applicable, are collectively referred to herein as the “Term”). This Agreement is subject to early termination as provided in this Section 1.

(b)	Termination by MidCountry Bank.

(i)Subject to Section 8, MidCountry Bank may terminate this Agreement by delivering a Termination Notice to Pioneer and the Agent in accordance with Section 1(b)(ii) if:

(A)Pioneer fails to purchase Loans in breach of this Agreement, and such failure is not cured by Pioneer paying to MidCountry Bank all amounts owing with respect to such Loans within five Business Days after Pioneer and the Agent receive a Default Notice with respect thereto from MidCountry Bank. In addition, if such failure continues for one Business Day after Pioneer and the Agent receive such Default Notice, then MidCountry Bank may suspend originating Loans upon written notice to Pioneer and the Agent; provided that MidCountry Bank must resume originating Loans upon the cure of such failure within said five-Business-Day period;

(B)Pioneer fails to pay, when due under this Agreement, any material amounts to MidCountry Bank (other than amounts described in clause (A) above or amounts that are disputed by Pioneer in good faith in accordance with Section 4(e)), and such failure is not cured within ten Business Days after Pioneer and the Agent receive a Default Notice with respect thereto from MidCountry Bank; or

(C)Pioneer breaches or fails to materially comply with any obligation of Pioneer under this Agreement (other than those described in clause (A) or (B) above), and such breach or failure is not cured within 30 days after Pioneer and the Agent receive a Default Notice with respect thereto from MidCountry Bank.

(ii)Subject to Section 8, MidCountry Bank’s termination of this Agreement in accordance with this Section 1(b) will be effective 30 days after Pioneer and the Agent receive a Termination Notice from MidCountry Bank (or such later date as may be specified therein); provided, however, that the effective date of termination may be extended by the written agreement of the parties or, at any time a Lending Agreement Default exists, by written agreement of MidCountry Bank and the Agent (without requiring the consent of Pioneer).

(iii)MidCountry Bank may suspend originating loans by giving written notice thereof to Pioneer and the Agent at any time that MidCountry Bank has the right to terminate this Agreement under this Section 1(b), which suspension shall be effective upon receipt of such notice by Pioneer and the Agent.

(iv)For the avoidance of doubt, and notwithstanding the terms of any other document or agreement to the contrary, MidCountry Bank shall not terminate this Agreement or suspend originating Loans for sale to Pioneer merely because Pioneer or any of its affiliates is in default or breach of any other document or agreement (including, without limitation, any expense reimbursement agreement, fee sharing agreement, or loan agreement) to which MidCountry Bank, on the one hand, and Pioneer, any of its affiliates, or any combination thereof, on the other hand, are parties.

(v)The Agent has the right, but not the obligation, to cure any breach or default of this Agreement by Pioneer.

(vi)If MidCountry Bank terminates or purports to terminate this Agreement for any reason other than a reason expressly set forth in this Section 1(b), then MidCountry Bank shall owe, and shall immediately pay, to Pioneer a pro-rated portion of the Pre-Paid Fee calculated by dividing the Pre-Paid Fee by the number of days in the Original Term to determine the pro-rata daily fee and multiplying the pro-rata daily fee times the number of days then remaining in the Original Term (the “Pro-Rated Fee Repayment”). For the avoidance of doubt, nothing in this Section 1(b)(vi) authorizes MidCountry Bank to terminate this Agreement for any reason or without cause.

(c)Termination by Pioneer. Pioneer, with the Agent’s prior written consent, may terminate this Agreement by delivering a Termination Notice to MidCountry Bank if MidCountry Bank
breaches or fails to materially comply with any obligation of Pioneer under this Agreement, and such breach or failure is not cured within 30 days after MidCountry Bank receives a Default Notice from Pioneer. Pioneer’s termination of this Agreement under this Section 1(c) will be effective upon MidCountry Bank’s receipt of such Termination Notice or such later date, if any, specified in such Termination Notice. If Pioneer terminates this Agreement pursuant to this Section 1(c), then MidCountry Bank shall owe, and shall immediately pay, to Pioneer the Pro-Rated Fee Repayment.

(d)Termination by Agent. The Agent may terminate this Agreement by delivering a Termination Notice to MidCountry Bank and Pioneer (i) if MidCountry Bank is closed by any Governmental Authority for any reason or is made the subject of a bankruptcy, conservatorship, receivership or similar proceeding or control of which is otherwise taken over by any Governmental Authority (for the avoidance of doubt, the foregoing does not apply to the closing of MidCountry Bank on non-Business Days in the ordinary course of business), (ii) if an “Event of Default” as defined in the Lending Agreement (a “Lending Agreement Default”) has occurred and is then continuing, or (iii) if there is a breach or default by MidCountry Bank or Pioneer hereunder. If the Agent terminates the Agreement pursuant to clause (i) of this Section 1(d) or because of a MidCountry Bank default pursuant to clause (iii) of this Section 1(d), then MidCountry Bank shall owe, and shall immediately pay, to the Agent the Pro- Rated Fee Repayment. The Agent and Pioneer agree that Pro-Rated Fee Repayment is Collateral (as defined in the Lending Agreement) and will be applied to the “Obligations” (as defined in the Lending Agreement) as set forth in the Lending Agreement.

(e)Termination by any Party due to Force Majeure. Subject to Section 8, Pioneer (with the prior written consent of the Agent), MidCountry Bank, or the Agent may terminate this Agreement by delivering a

Termination Notice to the other parties at any time a Force Majeure Event is continuing that has prevented a party from complying with any one or more of its obligations under this Agreement for more than 60 consecutive days. A party’s termination of this Agreement under this Section 1(e) will be effective 90 days after receipt of such Termination Notice by each of the non-terminating parties, or such later date, if any, specified in that Termination Notice.

(f)	Effect of Termination Notice.

(i)Neither the giving of a Default Notice nor a Termination Notice will affect
(A) the obligation of MidCountry Bank to provide the Services until the date on which the termination of this Agreement becomes effective, (B) the right of the Agent to commence the Interim Service Period in accordance with Section 8(a), (C) the obligation of MidCountry Bank to provide the Interim Service Period Services to the Agent in accordance with Section 8, (D) the obligation of Pioneer to pay for Regular Services actually provided through the date on which the termination of this Agreement becomes effective, or (E) the obligation of the Agent to pay for Interim Service Period Services actually provided during the Interim Service Period.

(ii)Upon a party delivering a Termination Notice in accordance with this Section 1, MidCountry Bank may suspend originating Loans upon written notice to Pioneer and the Agent.

(iii)If the Agent terminates this Agreement on the basis of a Lending Agreement Default in accordance with Section 1(d), then, as between Pioneer and MidCountry Bank, Pioneer will be deemed to be in breach of this Agreement. For the avoidance of doubt, (1) nothing in this Section 1(f)(iii) affects the Agent’s termination right under Section 1(d) nor the effective date of any such termination, and (2) the mere occurrence of a Lending Agreement Default, in the absence of the Agent’s termination of this Agreement on the basis thereof in accordance with Section 1(d), will not be deemed to be a default or breach of this Agreement by Pioneer.

(iv)For the avoidance of doubt, the payment of the Pro-Rated Fee Repayment in accordance with the terms of this Agreement does not constitute the payment of liquidated damages nor the exclusive remedy of the party receiving the Pro-Rated Fee Repayment with respect to the matter giving rise to such payment or otherwise.

(g)CBD Purchase Option. Upon the expiration or termination of the Term, Pioneer shall have the right, but not the obligation, to acquire (the “CBD Purchase Option”) from MidCountry Bank all (but not less than all) assets and employees and to assume certain liabilities associated with MidCountry Bank’s consumer banking division (the “CBD”) as such assets and employees are set forth in Exhibit B to hereto, for the sum of $1.00 plus the increase in the value of such assets (in accordance with generally accepted accounting principles), if any, on the books of MidCountry Bank (net of assumed liabilities accrued on the books of MidCountry Bank) from the Effective Date through the date immediately preceding the date that the CBD Purchase Option is exercised (the “CBD Purchase Price”). For the avoidance of doubt, the CBD Purchase Price shall not increase as a result of any increase in assets of CBD to the extent that Pioneer has paid MidCountry Bank for such asset as an Actual Cost under this Agreement. Notwithstanding Section 10, Exhibit B may be and shall be amended or restated from time to time by mutual written agreement of MidCountry Bank and Pioneer to accurately reflect the net assets and employees of the CBD, and shall be amended to reflect the net assets and employees of the CBD as of the date immediately preceding the date that the CBD Purchase Option is exercised. MidCountry Bank shall obtain Pioneer’s prior written consent before engaging in any transaction or series of related transactions that increases net assets by $25,000 or more. In order to exercise the CBD Purchase Option, Pioneer must deliver written notice of its exercise of the CBD Purchase Option to MidCountry Bank no more than 270 days prior to and no less than 90 days before the expiration of the Term, unless this Agreement is terminated prior to the scheduled end of the then current Term, in which case Pioneer must deliver written notice of its exercise of the CBD Purchase Option to MidCountry Bank within 30 days after Pioneer’s receipt or delivery, as applicable, of written notice of said termination. If Pioneer so exercises the CBD Purchase Option, then, at the expiration of the Term (or if Pioneer exercises the CBD Purchase Option following a termination of this Agreement in accordance with this Section 1(g), within 60 days after Pioneer’s exercise thereof) and upon Pioneer’s delivery of the CBD Purchase Price, MidCountry Bank shall execute and deliver to Pioneer a bill of sale and assignment in form and substance satisfactory to Pioneer in its sole discretion, along with such other documentation as Pioneer may reasonably request to evidence the assignment of the CBD and its assets, employees and equipment.

(h)MCB Change of Control. MidCountry Bank shall not permit any MCB Change of Control to occur or any action taken contemplating MCB Change of Control, nor shall any MCB Change of Control occur. In the event of a MCB Change of Control then MidCountry Bank shall be deemed to be in default of this Agreement and, at the Agent’s option, in addition to all rights and remedies that may be available to the Agent at law or in equity, the Agent may terminate this Agreement by delivering a Termination Notice to the other parties. The Agent’s termination of this Agreement under this Section 1(h) will be effective on the date specified in the Termination Notice, which date must be no less than three Business Days and no more than 180 Business Days from the date the other parties receive the Termination Notice.

2.	Sale of Loans.

(a)MidCountry Bank will originate in accordance with all applicable Laws for sale to one or more Purchasers and sell, WITHOUT RECOURSE EXCEPT AS OTHERWISE HEREIN PROVIDED, to one or more Purchasers, certain unsecured consumer loans made by MidCountry Bank to consumers from its own funds in accordance with (i) the purchasing guidelines most-recently delivered by Pioneer to MidCountry Bank and the Agent, as the same may be amended from time to time in accordance with the Lending Agreement (the “Pioneer Purchasing Guidelines"); (ii) Pioneer’s credit policies, as the same may be amended from time to time in accordance with the Lending Agreement (the “Pioneer Credit Policy"); (iii) MidCountry Bank’s credit policies (the “MidCountry Bank Credit Policy"); and (iv) all applicable Laws (such loans, the “Loans”).

(b)Purchasers shall purchase from MidCountry Bank (subject to Section 2(e)), WITHOUT RECOURSE EXCEPT AS OTHERWISE PROVIDED HEREIN to MidCountry Bank, all of such Loans, and payment for such Loans so purchased (each a “Purchased Loan”) shall be settled on a daily basis on each Business Day on which a Purchased Loan is funded during the Term. From and after the date of purchase, the applicable Purchaser shall be entitled to all amounts received or collected by MidCountry Bank in respect of each Purchased Loan, including but not limited to all late charges and fees charged for insufficient borrower funds and all other ancillary product revenue and fees associated with Purchased Loans. If a Purchased Loan is rescinded or canceled by the borrower during the 15-day period following the origination thereof, MidCountry Bank shall refund to the applicable Purchaser an amount equal to the purchase price paid by such Purchaser to MidCountry Bank for such Purchased Loan.

(c)MidCountry Bank may also originate loans for its own account from time to time, and may utilize CBD personnel and Consumer Lending Platforms for such purposes, solely to the extent that MidCountry Bank’s utilization of such personnel or Consumer Lending Platforms do not, in the sole and reasonable determination of either Pioneer or the Agent, materially diminish MidCountry Bank’s ability to perform under, and comply with, this Agreement, each license relating to any Consumer Lending Platform, and all applicable Laws. To the extent that MidCountry Bank originates loans for its own account in accordance with this section, Pioneer and the Agent shall be entitled to deduct a proportionate share of the related costs from amounts payable to MidCountry Bank in connection with the Services as specified in Exhibit A. In order to properly allocate such costs, MidCountry Bank shall cause the CBD personnel to keep separate account of time and expenses associated with the origination and servicing of loans other than the Purchased Loans and MidCountry Bank shall provide such time and expense details to Pioneer and the Agent upon request.

(d)Notwithstanding the foregoing or anything else in this Agreement to the contrary, the sale and purchase hereunder of any Purchased Loan shall BE WITH FULL RECOURSE to MidCountry Bank in the event that (i) any origination or sale of a Purchased Loan is not made in accordance with the terms of this Agreement and/or all applicable Laws and, as a result, such Purchased Loan is unenforceable or otherwise uncollectible in whole or in part, as determined by Pioneer or the Agent, or (ii) MidCountry Bank is in breach of any of its representations and warranties or covenants under this Agreement.

(e)At any time, and from time to time, Purchasers may elect not to purchase Loans hereunder if Purchasers provide MidCountry Bank and the Agent with no less than five Business Days’ prior written notice of

Purchasers’ election. Notwithstanding the foregoing, Purchasers may elect not to purchase Loans hereunder effective immediately upon prior written notice to MidCountry Bank and the Agent at any time and from time to time (i) a Lending Agreement Default has occurred and is then continuing, (ii) Purchasers are not permitted to borrow sufficient funds to do so under the Lending Agreement, (iii) such purchase(s) would be prohibited by applicable Law, or (iv) if MidCountry Bank is then in breach or default of its obligations in this Agreement or any other agreement between MidCountry Bank and Pioneer or any of its Affiliates. No such election by Purchasers shall constitute a waiver of any of Purchasers’ rights under this Agreement. Upon such election by Purchasers becoming effective, MidCountry Bank shall immediately cease originating Loans intended for sale to the Purchasers under this Agreement, and the Purchasers will have no obligation to purchase Loans under this Agreement after such election becomes effective, until such time (if ever) during the Term that Purchasers deliver to MidCountry Bank (with a copy to the Agent) a written notice of their election to resume purchasing Loans in accordance with the terms of this Agreement; provided, however, that MidCountry Bank shall not be obligated to so resume originating Loans if any such suspension continues for at least 30 consecutive days without Purchasers providing such written notice of resumption. Upon the commencement of the Interim Service Period in accordance with Section 8, MidCountry Bank shall immediately cease originating Loans intended for sale to the Purchasers under this Agreement, and Purchasers shall have no obligation to purchase Loans originated after the date of the commencement of the Interim Service Period.

(f)Nothing contained in this Agreement amends or modifies in any respect the Lending Agreement, or obligates or otherwise requires any Lender or the Agent to make or extend any loan or advance under the Lending Agreement. For the avoidance of doubt, in no event shall the Agent or the Lenders have any obligation to MidCountry Bank with respect to the Lending Agreement, and MidCountry Bank is not a third-party beneficiary thereunder. Without limiting the generality of the foregoing, the Agent and the Lenders, in making any advances of the loans pursuant to the Lending Agreement, shall be under no obligation or duty to, nor has the Agent or any Lender represented to MidCountry Bank that it will, ensure the proper application or use of such proceeds by the Person(s) to whom such advances are disbursed, and any application or use of such proceeds for purposes other than those provided for in the Lending Agreement or this Agreement shall not excuse, modify, or otherwise impair MidCountry Bank's obligations under this Agreement or result in any liability to or obligation on the Agent or the Lenders.

3.Delivery of Services. During the Term, (a) MidCountry Bank shall provide (i) the Regular Services to Pioneer or (ii) during the Interim Service Period, the Interim Service Period Services to the Agent, and (b) in consideration for the Services, (i) Pioneer shall pay to MidCountry Bank the applicable regular fees (the “Regular Fees”) or (ii) during the Interim Service Period, the Agent shall pay to MidCountry Bank the applicable fees for Interim Service Period Services performed during the Interim Service Period (the “Interim Service Period Fees"; together with the Regular Fees, the “Fees”), each as set forth in Exhibit A.

4.	Fees for Services and Payment.

(a)MidCountry Bank hereby acknowledges and agrees that, on the Effective Date, Pioneer’s affiliate, MidCountry Financial Corp., has paid, on behalf of Pioneer, to MidCountry Bank, a one- time fee, as consideration for MidCountry Bank’s performance of the Services during the Original Term, equal to Three Million Dollars ($3,000,000) (the “Pre-Paid Fee”).

(b)In addition to the Pre-Paid Fee, Pioneer or the Agent, as applicable will pay all amounts in respect of the applicable Fees when due and in the manner provided in Exhibit A.

(c)Any undisputed payment that is required to be made under this Agreement that is not received by MidCountry Bank within thirty (30) days of its due date will accrue interest at a rate of one percent (1.0%) per month (except that during the Interim Service Period, such rate shall be one-half percent (0.5%) per month), or the highest rate allowed by applicable law, whichever is lower.

(d)Pioneer will be responsible for and will pay all sales or use taxes and similar fees now in force or enacted in the future imposed on the delivery of Services.

(e)Pioneer or the Agent, as applicable, shall promptly notify MidCountry Bank in writing of any dispute (each a “Dispute”) arising in good faith in connection with any amounts asserted to be due and payable by Pioneer or Agent, respectively, to MidCountry Bank under this Agreement (each a “Dispute Notice”). In such Dispute Notice, Pioneer or Agent shall state its dispute with reasonable specificity. The parties to such Dispute shall use diligent efforts to seek to resolve such Dispute expeditiously and in good faith within forty-five (45) days following MidCountry Bank’s receipt of the Dispute Notice (the “Dispute Period). Each party shall continue performing its obligations under this Agreement while any such dispute is pending, including, without limitation, in the case of Pioneer or, during the Interim Service Period, the Agent, the obligation to timely pay all undisputed amounts due and payable under this Agreement when due, and, in the case of MidCountry Bank, the obligation to timely provide the Services as provided under this Agreement, in each case without setoff. For the avoidance of doubt, MidCountry Bank may not issue a Default Notice or Termination Notice nor terminate the Interim Service Period pursuant to Section 8(b)(ii) based on or arising from any such Dispute. Any Dispute set forth in a Dispute Notice that the parties are unable to resolve amongst themselves within the Dispute Period shall be promptly submitted by the party sending the Dispute Notice to arbitration, and such Dispute shall be settled by arbitration in accordance with the terms set forth below.

(i)The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(ii)All arbitrations shall be heard by one arbitrator; provided, however, that if any party’s claim exceeds $1,000,000, exclusive of interest and attorneys’ fees, the dispute shall be heard and determined by three arbitrators, and if there is one arbitrator he/she must be a practicing attorney admitted to practice law (and in good standing) in the State of Illinois or a retired judge with no less than fifteen (15) years practicing law and admitted to practice law (and in good standing) in the State of Illinois, and if there are three arbitrators, one such arbitrator must be a certified public accountant practicing no less than fifteen (15) years, and each of the other arbitrators must be either a practicing attorney admitted to practice law (and in good standing) in the State of Illinois or a retired judge admitted to practice law (and in good standing) in the State of Illinois and meeting the foregoing requirements. The parties shall select the arbitrator(s) using the procedures set forth in the arbitration rules of the AAA. The arbitrator(s) shall decide if any inconsistency exists between the rules of the AAA and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein shall control and supersede such rules. The arbitrator(s) shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work product doctrine.

(iii)The parties desire to resolve any Disputes that may arise in the most efficient and cost-effective manner. With this desire in mind, each party hereby consents to a documentary hearing for all arbitration claims by submitting the Dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing if any party submits a written request for an oral hearing within forty (40) days after service of the claim and that party remits the appropriate deposit for their assessed share of the increased costs, fees and arbitrator compensation (as decided and billed by the administrator) that result from an oral hearing within ten (10) days of when those fees are due. Each party agrees that failure to timely pay all fees and arbitrator(s) compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator(s) on documents and such party’s waiver of its request for an oral hearing.

(iv)In an effort to reduce costs for all parties and except as otherwise provided, the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions shall not be permitted. Instead, the parties agree that in any arbitration proceeding commenced hereunder, they shall engage in a limited exchange of information and documents as follows: (1) no later than sixty (60) days after the filing and service of a claim for arbitration, the parties in contested cases shall exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses; (2) upon request, a party shall provide a summary of the proposed testimony of any witness within fourteen (14) days of the request; (3) in cases of extraordinary circumstances and for good cause shown, the arbitrator(s) (may allow a party to make a limited request for production of documents; (4) no later than twenty-one

(21) days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing; (5) in the event a party designates any expert witness(es), the following will apply: (i) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (ii) the opposing party will be permitted to depose the expert witness(es); (iii) the opposing party will be permitted to designate rebuttal expert witness(es); and (iv) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

(v)The arbitrator(s) shall have the power to resolve any Disputes with regard to the above limited exchange of information and documents and the interpretation of these arbitration provisions.

(vi)EACH PARTY HERETO WAIVES THEIR RIGHT TO SEEK EXEMPLARY OR PUNITIVE DAMAGES AND FURTHER AGREE THAT THE ARBITRATOR(S)
SHALL NOT HAVE THE AUTHORITY TO AWARD EXEMPLARY OR PUNITIVE DAMAGES TO ANY PARTY.

(vii)The arbitrator(s) shall have no authority to award attorneys’ fees, interest charges and expenses. Rather, except as specifically set forth above, each party shall bear its own cost to conduct any arbitration, and the costs of the arbitrator(s) and the arbitration shall be shared equally by the parties who are party to such arbitration.

(viii)If the parties hereto are subject to any dispute regarding the terms and provisions of this Agreement, other than a Dispute, such dispute shall not be subject to the arbitration provisions contained herein.

(ix)	The place of arbitration shall be Kansas City, Missouri.

(f)In addition to the Fees payable pursuant to the terms of this Agreement, Pioneer shall indemnify MidCountry Bank against, and hold MidCountry Bank harmless from, any and all liability, damages, and costs, including reasonable attorney fees, resulting from MidCountry Bank’s performance of the Services in compliance with the terms of this Agreement; provided, however, that such obligation to indemnify and hold harmless shall not apply to any matters with respect to which Pioneer, the Agent, or the Lenders are entitled to be indemnified under Section 5(h), or to the extent any such liability, damages, or costs arose from MidCountry Bank’s gross negligence or willful misconduct. MidCountry Bank hereby acknowledges and agrees that after a Lending Agreement Default, any claim for indemnification pursuant to this Section 4(f) shall be subordinated to the repayment in full in cash of all Obligations (as defined in the Lending Agreement). Notwithstanding anything contained in this Agreement to the contrary or any rights or remedies available to MidCountry Bank under this Agreement, applicable law or otherwise, during the period commencing upon the occurrence of a Lending Agreement Default and continuing until such time as the Obligations have been paid in full, MidCountry Bank shall not receive any payments, distributions or other proceeds from Pioneer with respect to any such claim for indemnification, and any payments, distributions or other proceeds that MidCountry Bank receives in violation of this Agreement shall, in any event, be held in trust by it for the benefit of the Agent for the benefit of itself and the Lenders, and MidCountry Bank shall promptly pay or deliver such payments, distributions or other proceeds to the Agent in the form received.

5.	Duties of MidCountry Bank.

(a)MidCountry Bank will provide the Services on behalf of and for the benefit of the Purchasers in accordance with all applicable Laws, the terms of the Purchased Loans, and such standards of service as generally prevail in the financial services industry with respect to unsecured consumer loans similar to the Purchased Loans.

(b)MidCountry Bank shall originate all Loans offered to Pioneer for purchase under this

Agreement in accordance with the Pioneer Purchasing Guidelines, the Pioneer Credit Policy, MidCountry Bank’s Credit Policy, all licenses relating to the Consumer Lending Platform, and all applicable Laws.

(c)MidCountry Bank shall use the Consumer Lending Platform(s) for the origination of all Loans offered to Pioneer for purchase under this Agreement and, to the extent applicable, to perform the Services.

(d)MidCountry Bank will be responsible for collection of payments called for under the terms and provisions of the Purchased Loans, as and when the same shall become due, and shall remit, or cause to be remitted, all funds associated with such payments to Pioneer in accordance with the Pioneer Servicing Guidelines and Pioneer’s written instructions to Pioneer’s account maintained at the Agent or at a Lender. Pioneer may update such payment instructions from time to time upon written notice to MidCountry Bank, provided that at all times such instructions must direct payment to a Pioneer account maintained at the Agent or at a Lender.

(e)MidCountry Bank, in collecting payments on Purchased Loans pursuant to this Agreement, shall act as agent for the Purchasers, and shall be deemed to be holding such funds in trust on behalf of and as agent for the Purchasers.

(f)MidCountry Bank shall service, manage, administer and make collections on the Purchased Loans in accordance with Pioneer’s servicing guidelines, as the same may be amended from time to time in accordance with the Lending Agreement, provided that no such amendment will be effective without MidCountry Bank’s prior written consent if (1) MidCountry Bank’s compliance with such guidelines as so amended would result in either (A) a material increase in MidCountry Bank’s obligations under this Agreement or in MidCountry Bank’s actual cost to perform the Services or (B) a violation of applicable laws, rules, or regulations, and (2) MidCountry Bank, within five Business Days of its receipt of written notice of such amendment(s), delivers a written notice to Pioneer and the Agent stating MidCountry Bank has determined that such amendment(s) would have such a result and providing the basis for such determination in reasonable detail (said guidelines, as so amended, the “Pioneer Servicing Guidelines”), the Pioneer Credit Policy, MidCountry Bank’s Credit Policy and all applicable Laws, and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are not inconsistent with this Agreement or any applicable Law.

(g)Any documents, instruments, records, computer files or data tapes evidencing or relating to the Purchased Loans (collectively, “Loan Files”) that are in the possession or control of MidCountry Bank will be held by MidCountry Bank for the benefit of the Purchasers in a custodial capacity for the sole purpose of servicing the Purchased Loans, and ownership of all such Loan Files shall at all times be vested in the Purchasers. For the avoidance of doubt, MidCountry Bank is permitted to retain copies of the Loan Files in accordance with MidCountry Bank’s document retention policies and procedures and applicable laws, rules or regulations so long as such Loan Files are kept confidential.

(h)MidCountry Bank shall indemnify Pioneer, the Agent and the Lenders against, and hold Pioneer, the Agent and the Lenders harmless from, any and all liability, damages, and costs, including reasonable attorney fees, resulting from (i) MidCountry Bank’s failure to comply with the provisions of this Agreement or the provision of Services in breach of this Agreement or in violation of any applicable Law, or (ii) MidCountry Bank’s breach of any of its representations, warranties and/or covenants under this Agreement.

6.Other Benefits to Certain Parties. In further consideration of the mutual benefits to MidCountry Bank and Pioneer under this Agreement, and solely for purposes of performing the Services during the Term of this Agreement in accordance with the terms hereof, Pioneer hereby grants to MidCountry Bank for the period ending upon the expiration or termination of this Agreement, subject and subordinate to the liens and security interests granted by Pioneer to the Agent under the Lending Agreement and the documents executed in connection therewith, (i) the non-exclusive right to use the trade names, servicemarks and trademarks, of Pioneer, and (ii) the non-exclusive right to use the Consumer Lending Platform(s) or such other system or systems of Pioneer as may be in use by MidCountry Bank and/or Pioneer from time to time and all hardware and software associated with any of the foregoing (collectively, the “Pioneer Property"); provided, however, that upon the exercise of any right or remedy by the Agent with respect to such liens and security interests, at the Agent’s option, such non-exclusive rights shall terminate. MidCountry Bank hereby acknowledges and agrees that Pioneer owns all right, title, and interest in and to the Pioneer Property, and that no right, title, or interest in the Pioneer Property shall vest in MidCountry Bank by virtue of its performance under this Agreement except for the licenses expressly set forth in this Section 6.

7.Representations and Warranties of MidCountry Bank. In order to induce Pioneer and the Agent to enter into this Agreement, MidCountry Bank hereby represents and warrants to Pioneer and the Agent at all times (except where such representation or warranty applies to a specific date, in which case such representation and warranty shall only apply to such specific date) that:

(a)Organization. MidCountry Bank is validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required. MidCountry Bank was formed in compliance with all applicable Laws.

(b)Authorization; No Conflict. MidCountry Bank is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by MidCountry Bank of this Agreement do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), or (b) conflict with (i) any provision of Law, (ii) the charter, bylaws, operating agreement, or other organizational documents of MidCountry Bank or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon MidCountry Bank or any of its properties.

(c)Validity and Binding Nature. This Agreement is a legal, valid and binding obligation of MidCountry Bank, enforceable against MidCountry Bank in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(d)Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding or governmental investigation or proceeding pending or, to MidCountry Bank’s knowledge, threatened against MidCountry Bank which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(e)Burdensome Obligations. MidCountry Bank is not party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(f)Compliance with Laws. MidCountry Bank is in compliance in all material respects with the requirements of all Laws applicable to it or to its properties, including, without limitation, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson- Moss Warranty Act, the Federal Reserve Board’s Regulations “B”, “W” and “Z”, the Soldiers’ and Sailors’ Civil Relief Act of 1940, the Servicemembers Civil Relief Act, the Military Lending Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any other Laws relating to interest, usury, consumer credit, equal credit opportunity, fair credit reporting, privacy, consumer protection, military personnel, unfair, deceptive and abusive acts or practices and disclosure, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Laws establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances). All Loan originations and all Loan sales will be conducted by MidCountry Bank in compliance with all applicable Laws, and all Loan sales shall be upon fair and reasonable terms.

(g)Disaster Recovery Systems. MidCountry Bank maintains commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in compliance therewith, and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

(h)Compliance and Audit Functions. MidCountry Bank maintains policies, procedures, books and records, and personnel relating to compliance and internal audit that are sufficient for its operations (including, but not limited to, operations relating to the Loans) and to facilitate the oversight provided for in Exhibit C, and that comply in all material respects with applicable Laws.

(i)	Anti-Terrorism Laws.

(i)Neither MidCountry Bank nor any joint venture or Subsidiary, nor any owner, director, officer, employee, agent, affiliate or representative of any of the foregoing, is in violation of any United States Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti- Terrorism Order”) and the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”).

(ii)Neither MidCountry Bank nor any joint venture or Subsidiary thereof (I) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (II) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (III) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (IV) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

(iii)Neither MidCountry Bank nor any joint venture or Affiliate thereof (I) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7(i)(ii), (II) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (III) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iv)MidCountry Bank each of its Affiliates is in compliance with (I) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (II) the Patriot Act and (III) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.

(j)Loans. With respect to each Purchased Loan, on the date such Purchased Loan is purchased by a Purchaser under this Agreement, (i) such Loan represents a bona fide loan held by MidCountry Bank with good right and title to sell, transfer and assign the same to such Purchaser, (ii) there are no security interests, liens, encumbrances or other claims on such Purchased Loan or any proceeds thereof, (iii) such Purchased Loan constitutes a valid, binding and unconditional obligation of the applicable borrower (and any guarantors) to pay the full amount thereof, free of any adjustment, reduction, defense, set-off or counterclaim, (iv) no portion of such Purchased Loan is disputed by the applicable borrower, any guarantor, or any other Person, (v) such Purchased Loan is not the subject of any legal or arbitral proceeding, the commercial transaction giving rise to such Purchased Loan was not in violation of any applicable Law, and (vii) the Purchased Loan was originated and maintained at all times prior to the purchase thereof by such Purchaser in accordance with all requirements of this Agreement, including, without limitation, the Pioneer Purchasing Guidelines, the Pioneer Servicing Guidelines, the Pioneer Credit Policy, the MidCountry Bank Credit Policy, and all applicable Laws.

8.	Rights of the Agent.

(a)The Agent may elect to commence the period in which MidCountry Bank shall perform the Interim Services exclusively for the Agent (the “Interim Service Period”) by delivering a written notice to MidCountry Bank stating that the Interim Service Period has commenced (the “Interim Service Period Commencement Notice”) at any time:

(i)	a Lending Agreement Default has occurred and is continuing;

(ii)	a breach or default by Pioneer of this Agreement has occurred and is continuing; or

(iii)	after Pioneer’s or the Agent’s receipt of a Termination Notice from MidCountry Bank.

(b)Upon MidCountry Bank’s receipt from the Agent of the Interim Service Period Commencement Notice (and notwithstanding any breach or default of this Agreement by Pioneer, any Termination Notice provided under this Agreement, or anything to the contrary in this Agreement), the Interim Service Period will so commence, and will continue until terminated by the Agent or MidCountry Bank as provided below.

(i)The Agent may terminate the Interim Service Period at any time by providing a written Termination Notice to MidCountry Bank, which notice must specify the effective date of termination, which date shall be no more than 30 days following the date on which such Termination Notice is given (the “Interim Service Period Termination Notice”). The Agent shall send the Interim Service Period Termination Notice within 30 Business Days of earlier of the date when (A) all Purchased Loans owned by Pioneer securing the obligations and liabilities of Pioneer under the Lending Agreement have been collected as determined by the Agent, or (B) collection efforts for all such Purchased Loans have been terminated by the Agent (including, without limitation, at the direction of Lenders under the Lending Agreement).

(ii)MidCountry Bank may terminate the Interim Service Period upon written notice to the Agent if the Agent fails to pay to MidCountry Bank, when due under this Agreement, any material Interim Service Period Fees to MidCountry Bank (other than amounts that are disputed by the Agent in good faith in accordance with Section 4(e)), and such failure is not cured within ten Business Days after the Agent receives written notice from MidCountry Bank of such failure and MidCountry Bank’s intent to exercise its termination right hereunder. In addition, MidCountry Bank may terminate the Interim Service Period upon written notice to the Agent given at any time after (but not before) the Interim Service Period has been continuing for twenty-one (21) consecutive months, and such termination will be effective 180 days’ after the Agent’s receipt of such notice (or such later date as may be specified in such notice).

(iii)Notwithstanding anything in this Agreement to the contrary, if the Agent commences the Interim Service Period in accordance with Section 8(a), this Agreement shall terminate upon the termination of the Interim Service Period.

(c)MidCountry Bank agrees for itself and its successors and assigns that MidCountry Bank shall, to the extent not in violation of any applicable Law:

(i)during the Interim Service Period:

(A)perform the Interim Service Period Services for the Agent. For the avoidance of doubt (and notwithstanding Section 8(g)), the Interim Service Period Fees for Interim Services actually performed during the Interim Service Period shall be due or owing by the Agent on behalf of the Lenders;

(B)permit the Agent or its designee(s) to (A) use any systems owned by MidCountry Bank and being used by MidCountry Bank to provide Interim Service Period Services hereunder, and all hardware and software associated with it, (B) access or otherwise use the services of all of MidCountry Bank’s employees, contractors and consultants, in each case, then providing Interim Service Period Services and that are reasonably necessary, in the judgment of the Agent, to service and collect amounts owing on Purchased Loans, and (C) to the extent reasonably requested, access and use MidCountry Bank facilities that are reasonably related to the Interim Service Period Services then being provided; and

(C)upon request from time to time by the Agent, but in no event not more than once every calendar quarter during the Interim Service Period, provide the Agent with such information as the Agent may reasonably request from time to time to determine the basis upon which MidCountry Bank has calculated its actual cost of providing the Interim Service Period Services to the Agent hereunder;

(ii)effective upon the termination of the Interim Service Period, transfer possession or use of the Consumer Lending Platform(s) or other system or systems being used by MidCountry Bank to provide Services hereunder, and all hardware and software associated with any of the foregoing, in each case owned by Pioneer or to which Pioneer has rights (whether by license, lease or otherwise) and all Loan Files pertaining to Purchased Loans to the Agent or its designee, in each case at the expense of Pioneer; and

(iii)fully cooperate with the Agent to the extent reasonably requested in the sale or transfer of all or any part of the outstanding Purchased Loans to one or more third parties.

(d)Without limiting any liens and security interests granted by Pioneer to the Agent under the Loan Documents, Pioneer hereby agrees that any and all rights given to MidCountry Bank in Section 6 shall be given to the Agent, or its designee, which designee may be MidCountry Bank or any other Person.

(e)During the Interim Service Period and for a period of 30 days following the last day of the Interim Service Period, MidCountry Bank shall maintain the Consumer Lending Platform(s) and all other system or systems being used by MidCountry Bank, and hardware, software, documents, or instruments associated with any of the foregoing. During the Interim Service Period, each of Pioneer and MidCountry Bank agrees to fully cooperate with the Agent to effect a smooth transition of such services and rights (which may include, for the avoidance of doubt, providing licenses and sublicenses of software owned or licensed by Pioneer or MidCountry Bank) and the Consumer Lending Platform(s), or other system or systems then being used by MidCountry Bank and related items described in the immediately preceding sentence to the Agent or its designee.

(f)For the avoidance of doubt, (1) neither the Agent nor any Lender shall have any obligation to cure any breach or default by Pioneer hereunder, nor shall the Agent or any Lender have any liability for any breach or default by Pioneer hereunder, and (2) in no event shall the Agent or any Lender have any liability for any Regular Fees (including, without limitation, any Actual Costs) for which Pioneer is liable.

(g)All reasonable costs and expenses of every kind or nature incurred by the Agent under this Agreement and all other liabilities incurred by the Agent under or in connection with this Agreement (without regard to the reasonability thereof), including, without limitation, all amounts spent to cure any breach or default by Pioneer under this Agreement and all Interim Service Period Fees (including, without limitation, all Actual Costs), shall constitute demand obligations of Pioneer, which obligations Pioneer hereby promises to pay to the Agent upon demand, and all such amounts shall constitute “Obligations” as defined in the Lending Agreement.

9.	Oversight and Audits; Notices.

(a)During the Term, including during any Interim Service Period, Pioneer will monitor and subject the Services to periodic evaluation, at Pioneer’s sole expense, in the manner described in Exhibit C hereto and made a part hereof (as the same may be amended, modified, restated, or replaced from time to time as provided herein).

(b)MidCountry Bank shall permit Pioneer, the Agent, or both, and their respective representatives, at the expense of Pioneer, from time to time no more than twice each calendar year at any reasonable time and with reasonable prior notice (provided that if MidCountry Bank has received a written notice from the Agent that a Lending Agreement Default has occurred and is continuing, in which no such notice shall be required and the number of periodic inspections and audits described in this Section 9 shall not be so limited), to (i) visit and inspect the offices of MidCountry Bank or any other place where Loan Files are held, located or accessible to inspect the Loan Files and/or to examine, review and audit all of the books of account, records, reports and other papers of MidCountry Bank relating to the Purchased Loans and Services, (ii) make copies and extracts therefrom, and (iii) discuss business, operations, prospects, properties, assets, liabilities, condition of MidCountry Bank and/or the Purchased Loans and Services with their respective officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing). The scope of such audits and inspections may include, but are not limited to, determining the effectiveness of controls to ensure: (1) the appropriate use for funds and accuracy of accounting for payments and interest related to this Agreement; (2) the credit process complies with the Pioneer Purchasing Guidelines as directed by Pioneer and various key processes such as underwriting operations, customer operations and quality control; (3) the collection process meets both regulatory guidelines and the terms of this Agreement, including, but not limited to, proper documentation, monitoring and handling of collections, charge offs, cease and desist requests and settlement offers, and external collection agencies; (4) a customer resolution process that provides insight to appropriate origination and servicing behaviors such as credit bureau reporting and disputes, fraud investigations, customer complaints and insights, credit verifications and total of payments cap, and (5) such other matters as requested by Pioneer or the Agent, including, without limitation, underwriting and underwriting procedures, regulatory matters, compliance with Laws, internal controls, allowance for loan losses and systems. Pioneer shall not exercise its rights under this Section 9 without providing Agent no less than 15 days’ prior written notice.

(c)Unless prohibited from doing so under applicable Law, MidCountry Bank shall promptly, and in any event within three Business Days after the occurrence thereof, concurrently notify Pioneer and the Agent in writing of the occurrence of any of the following events:

(i)any pending legal action, litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought, initiated or threatened in writing against MidCountry Bank or otherwise affecting, involving or relating to MidCountry Bank or any of its properties or assets which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

(ii)any breach or default under this Agreement by MidCountry Bank, which notice shall specify the nature and status thereof, the period of existence thereof, and what action is proposed to be taken with respect thereto;

(iii)any breach or default under this Agreement by Pioneer, which notice shall specify the nature and status thereof and the period of existence thereof;

(iv)any development, event, fact, circumstance or condition that is reasonably expected to have or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto;

(v)the occurrence of any investigation, enforcement action, act, omission, condition, or other matter that MidCountry Bank becomes aware of that, individually or in the aggregate, could reasonably be expected to affect in any material respect the value, enforceability or collectability of 5% or more of the aggregate outstanding principal amount of the Purchased Loans of any Purchaser; for the avoidance of doubt, the foregoing does not require the disclosure of collectability issues concerning Purchased Loans attributable to the financial condition of the borrowers of such Purchased Loans;

(vi)receipt by MidCountry Bank of any notice or request from any Governmental Authority regarding any liability, penalty, fine, sanction or violation which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

(vii)the filing, recording or assessment of any federal, state, local or foreign tax lien against any Purchased Loan or, if material in amount, against MidCountry Bank;

(viii)any action is taken or threatened in writing to be taken against MidCountry Bank or any Purchased Loan by any Governmental Authority (or any notice of any of the foregoing) which, individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect;

(ix)	any change in the entity name of MidCountry Bank; and

(x)the loss, termination or expiration of any contract to which MidCountry Bank is a party or by which its properties or assets are subject or bound that is reasonably expected to have or result in a Material Adverse Effect.

(d)The Agent and its representatives and designees may participate in all audits, inspections, and other matters described in this Section 9 and all similar activities described elsewhere in this Agreement (including the Exhibits hereto), and, at any time may exercise all rights granted to Pioneer under this Section 9 and all similar rights granted to Pioneer under this Agreement (including the Exhibits hereto), all at Pioneer’s sole cost and expense. Except as otherwise provided herein or in the Lending Agreement concerning Pioneer’s obligation to pay or reimburse the Agent for costs, expenses, or other amounts paid or incurred by the Agent under this Agreement, each party shall bear its own costs and expenses in connection with the performance or observance of its obligations under this Section 9. Pioneer shall promptly provide copies of all final reports, results of investigations, and similar materials arising from any such audit, inspection, or other matters (including, without limitation, all risk assessments, internal audit reports, compliance review reports, and third party reports) as may be requested by the Agent from time to time, and MidCountry Bank hereby consents to Pioneer taking such actions and making such deliveries.

10.	Amendments.

(a)This Agreement may not be amended except in writing signed by each of MidCountry Bank, Pioneer and the Agent (with the consent of the Required Lenders (as defined in the Lending Agreement)), provided, however, that (a) if both (i) the Agent has not delivered to MidCountry Bank written notice that a Lending Agreement Default has occurred (unless the Agent has subsequently delivered to MidCountry Bank written notice that such Lending Agreement Default has been waived), and (ii) the proposed amendment would not reasonably be expected to materially adversely affect Pioneer, the Agent or Lenders or otherwise result in a Material Adverse Effect, then no consent of the Agent will be required to amend the Services, the Regular Fees, Exhibit B and Exhibit C, and (b) at no time may the Interim Service Period Services or the Interim Service Period Fees be modified or changed in any respect without the Agent’s prior written consent.

(b)Notwithstanding the foregoing, Pioneer may, with the consent of MidCountry Bank (not to be unreasonably withheld), amend the scope of the Services to be provided by MidCountry Bank pursuant to Exhibit A or the oversight provisions set forth in Exhibit C (including, without limitation, increasing or reducing the number of MidCountry Bank employees providing or participating in such functions) by delivering written notice of such intent to amend to MidCountry Bank (with a copy to the Agent). If MidCountry Bank objects to the terms of any such amendment, it must do so by sending written notice thereof to both Pioneer and the Agent within fifteen (15) days from the date of MidCountry Bank’s receipt of Pioneer’s written notice of intent to amend. Pioneer and MidCountry Bank shall negotiate in good faith to resolve any issues subject to such objection. Unless otherwise agreed in writing, Pioneer and MidCountry Bank will have thirty (30) days from the date of MidCountry Bank’s objection to complete these negotiations and to notify the Agent in writing of the outcome thereof.

11.	Definitions. In this Agreement, the following definitions apply:

“Actual Costs” means the actual, out-of-pocket, and documented costs incurred by MidCountry Bank to the extent incurred in connection with the performance of Services incurred in accordance with the terms of this Agreement, including, without limitation:

(1)such costs to the extent incurred by MidCountry Bank to lease real property primarily used to provide the Services;

(2)	such costs constituting wages, salaries, and benefits for employees providing the Services;

(3)	such costs constituting data processing expenses to the extent incurred by MidCountry
Bank in providing the Services;

(4)	all such costs constituting insurance premiums for policies to the extent covering the provision of the Services;

(5)	all such costs incurred by MidCountry Bank in the purchase of assets that are solely used to provide Services in accordance with this Agreement; and

(6)such costs incurred by MidCountry Bank in the purchase of assets that are used in part to provide Services in accordance with this Agreement but also for other purposes by MidCountry Bank, to the extent an allocation of such costs is approved in advance by MidCountry Bank and Pioneer or the Agent, as applicable, as required under Exhibit A.

In no event, however, shall the term “Actual Costs” include any (A) Termination Costs, (B) any costs or liabilities incurred in connection with or losses or liabilities arising from (i) any employment claims or disputes, (ii) any governmental or regulatory investigations, inspections, or enforcement actions or similar proceedings, (iii) any contractual disputes or other claims by any third party, or (iv) depreciation, amortization, or impairment costs or charges with respect to any asset of MidCountry Bank.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Illinois are authorized or required by Law to be closed for business.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued or acquired, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Consumer Lending Platform” means any consumer loan origination software system or core processing system, its successor systems and any service package relating thereto owned or licensed by Pioneer and used in connection with the origination or servicing of the Loans. As of the date hereof, the DecisionLender 4 Application licensed from Teledata Communications, Inc., the consumer lending platform licensed from Fiserv Solutions, LLC, the Oracle Daybreak consumer loan origination software system, the software licensed by eOriginal, Inc. (“eOriginal”) in accordance with that certain Software Licensing and Hosting Services Agreement dated as of September 30, 2015 (as amended from time to time) (the “eOriginal Agreement”), and the services provided by eOriginal in accordance with the eOriginal Agreement constitute Consumer Lending Platforms.

“Default Notice” means a written notice from one party (the “notifying party”) to another party (the “receiving party”), specifying a breach of this Agreement by the receiving party and stating the notifying party’s intent to exercise its termination right hereunder, after giving effect to any applicable cure period (which cure period must also be specified therein).

“Force Majeure Event” means, with respect to a party, any event or circumstance, whether or not foreseeable, that was not caused by that party (other than an event or circumstance that results in that party’s not having sufficient funds to comply with an obligation to pay money) and any consequences of that event or circumstance.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, including, without limitation, any MOU or regulatory action applicable to MidCountry Bank or Pioneer.

“MAC” means MidCountry Acquisition Corp., a Delaware corporation.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of MidCountry Bank,
(a)a material impairment of the ability of MidCountry Bank to perform any of its obligations under this Agreement, or (c) a material adverse effect upon (i) any Loans, (ii) any Purchased Loans, or (iii) the legality, validity, binding effect or enforceability against MidCountry Bank of this Agreement.

“MCB Change of Control” occurrence of any of the following events:

(i)	MAC ceases to own and control 100% of the Capital Securities of MidCountry Bank;

(ii)	the merger or consolidation of MidCountry Bank with or into another Person;

(iii) the merger or consolidation of MAC with or into another Person;

(iv) the Primary Owners fail to be the record or beneficial owner, directly or indirectly, on a fully diluted basis, of the Capital Securities (A) representing at least fifty-one percent (51%) of the voting power of each parent entity of MidCountry Bank and MidCountry Bank then outstanding Capital Securities having the power to vote, (B) representing less than fifty one percent (51%) of each parent entity of MidCountry Bank and MidCountry Bank’s then outstanding Capital Securities, or (C) having the power to elect a majority of the Board of Directors of each parent entity of MidCountry Bank and MidCountry Bank; or

(v)	Steve Meads ceases to be the President of MidCountry Bank; provided, however, that this clause shall not constitute a MCB Change of Control hereunder if Steve Meads is replaced within ninety
(90) days after he ceases to be the President of MidCountry Bank by an individual with substantially similar experience and expertise to Steve Meads.

“MOU” means each memorandum of understanding or similar regulatory agreement as may be entered into from time to time to which MidCountry Bank or any of its Subsidiaries or Affiliates, is a party or is otherwise bound.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Primary Owners” means, collectively, (i) James Hays, and (ii) Brian Short.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

“Termination Costs” means any fees, costs, expenses, or liabilities of any kind or nature incurred by MidCountry Bank in connection with or arising from the termination or expiration of this Agreement or the winding down or cessation of operations of the consumer banking division of MidCountry Bank for any reason, whether as a result of the termination of any leases or contracts or the retention or severance of any employees of the consumer banking division of MidCountry Bank or otherwise.

“Termination Notice” means a written Termination Notice of this Agreement given by one party to the other parties in accordance with the terms of this Agreement (including Section 12(e)), which specifies the basis for termination under this Agreement and the effective date of such termination.

12.	Miscellaneous.

(a)Force Majeure.

(i)If a Force Majeure Event prevents a party from complying with any one or more obligations under this Agreement, that inability to comply will not constitute breach if (1) that party uses reasonable efforts to perform those obligations, (2) that party’s inability to perform those obligations is not due to its failure to (A) take reasonable measures to protect itself against events or circumstances of the same type as that Force Majeure Event or (B) develop and maintain a reasonable contingency plan to respond to events or circumstances of the same type as that Force Majeure Event, and (3) that party complies with its obligations under Section 12(a)(ii).

(ii)If a Force Majeure Event occurs, the noncomplying party shall promptly notify the other parties of occurrence of that Force Majeure Event, its effect on performance, and how long the noncomplying party expects it to last. Thereafter the noncomplying party shall update that information as reasonably necessary. During a Force Majeure Event, the noncomplying party shall use reasonable efforts to limit damages to the other parties and to resume its performance under this Agreement.

(b)Governing Law; Jurisdiction. This Agreement is made under and will be governed by and construed in accordance with the laws of the State of Illinois and applicable federal laws, rules and regulations. Exclusive venue for all disputes arising out of or relating to this Agreement shall be the State courts located in Cook County, Illinois or the federal courts located in the Northern District for the State of Illinois, and each party irrevocably consents to such personal jurisdictions and waives all objections thereto.

(c)Waivers. The waiver of any breach or default under this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

(d)Assignment. No party may sell, assign or transfer its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other parties, and any attempted assignment or delegation without such consent will be void; provided, however, that the Agent, upon prior notice to MidCountry Bank and Pioneer, may assign all of its rights hereunder to any Person and upon any such assignment the assignee will be entitled to all of the rights previously provided to the Agent hereunder. This Agreement is binding on the successors and assigns of the parties hereto, including, with respect to MidCountry Bank and Pioneer, any Person purchasing all or substantially all of their assets, whether in one or a series of related transactions.

(e)	Notices.

(i)For a notice or other communication under this Agreement to be valid, it must be in writing and delivered (1) by hand, (2) by overnight courier, with all fees prepaid, (3) by registered or certified mail, return receipt requested and postage prepaid, or (4) by email (including via PDF attachment), provided that in the case of notice given by email, a confirming notice is also sent by overnight courier with all fees prepaid.

(ii)Subject to Section 12(e)(iv), a valid notice or other communication under this Agreement will be effective when received by the party to which it is addressed (and if the same notice is sent to multiple parties hereunder, when received by the last such party). It will be deemed to be received as follows:

(A)notices delivered by hand shall be deemed to have been received upon acceptance or refusal of delivery; notices sent by overnight courier service shall be deemed to have been received on the first Business Day following the day such notice is delivered to such carrier; notices sent by mail shall be deemed to have been received three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by email shall be deemed to have been received when sent if a confirming notice is also sent by overnight courier; and

(B)if the party to which it is addressed rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address for which no notice was given, then upon that rejection, refusal, or inability to deliver.

(iii)For a notice or other communication to a party under this Agreement to be valid, it must be addressed using the information specified below for that party or any other information specified by that party in a notice in accordance with this Section 12(e).

To MidCountry Bank:	Attn: Steve Lerum
The Hays Group, Inc.
80 South 8th Street, Suite #700
Minneapolis, MN 55402
Email: slerum@hayscompanies.com

To Pioneer:             Pioneer Financial Services, Inc.
Attn: Tim Stanley, President and CEO
Patewood 2
30 Patewood Drive, Suite 160
Greenville, SC 29615
Telephone: 864-286-5351
Email: tim.stanley@midcountryfinancial.com

To Agent:             CIBC Bank USA
1200 Main St., Suite 3910
Kansas City, Missouri 64105
Attention: Zachary Strube
Telephone: 816-286-1517
Email: zach.strube@cibc.com

with a copy to:             Lewis Rice LLC
600 Washington Avenue, Suite 2500 St. Louis, Missouri 63101
Attention: Steven C. Drapekin
Telephone: 314-444-7692
Email: sdrapekin@lewisrice.com

(iv)If a notice or other communication addressed to a party is received after 5:00 p.m. Chicago, Illinois time on a Business Day, then the notice will be deemed received at 9:00 a.m. Chicago, Illinois time on the next Business Day.

(f)Reliance by MidCountry Bank. MidCountry Bank may conclusively rely upon any written notice, document, instruction or request delivered by the Agent, without inquiry and without requiring substantiating evidence of any kind. MidCountry Bank shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.

(g)Independent Contractors; No Agency. MidCountry Bank, Pioneer and the Agent are independent contractors, and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between MidCountry Bank, Pioneer or the Agent. None of MidCountry Bank, Pioneer or the Agent will have any power to bind the other or incur obligations on another’s behalf without the other’s prior written consent.

(h)Survival. Any provision that, in order to give proper effect to its intent, should survive the expiration or earlier termination of this Agreement, will survive the expiration or earlier termination of this Agreement indefinitely or for the period specified therein, as applicable.

(i)Entire Agreement. This Agreement, together with any other documents incorporated herein by reference, constitutes the entire agreement between the parties concerning the subject matter of this Agreement. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement, to the same extent as if they were set forth verbatim in this Agreement. This Agreement supersedes all prior and contemporaneous understandings and agreements with respect to the subject matter of this Agreement. No party has relied on any statement, representation, warranty or agreement of the other party or of any other person on such party's behalf, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties, or agreements expressly contained in this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes and replaces in its entirety those certain Loan Sale and Master Services Agreements, including associated Exhibits (and amendments and restatements thereof) dated June 1, 2007, June 12, 2009, July 19, 2011, June 21, 2013, November 17, 2014, and December 23, 2015, respectively, which are hereby terminated and of no further force and effect (except with respect to any rights and obligations which expressly survive the termination thereof).

(j)Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

{signature page immediately follows}

Executed as of the Effective Date.

MidCountry Bank, FSB

By:
Name: Steve Meads
Title: President and Chief Executive Officer

CIBC Bank USA,
as Agent

By:
Name:
Title:

Pioneer Funding, Inc.,
a Nevada corporation, as a Purchaser

By:
Name: Timothy L. Stanley
Title: President and Chief Executive Officer

Pioneer Services Corp.,
a Missouri corporation, as a Purchaser

By:
Name: Justin Bagwell
Title: Secretary

Pioneer Financial Services, Inc.,
a Missouri corporation

By:
Name: Timothy L. Stanley
Title: President and Chief Executive Officer

Pioneer Services Sales Finance, Inc.,
a Nevada corporation

By:
Name: Timothy L. Stanley
Title: President

EXHIBIT A

SERVICES

All Service Categories described in this Exhibit A constitute “Regular Services” to be provided to Pioneer under this Agreement. No Service Category described in this Exhibit A constitutes an “Interim Service Period Service” to be provided to Agent during an Interim Service Period unless expressly noted herein. The payment of any fees on this Exhibit A is expressly subject to Section 4(e) of the Agreement. All Actual Costs included in the Regular Fees or Interim Service Period Fees shall be invoiced in accordance with this Exhibit A in the calendar month immediately succeeding the calendar month in which such Actual Costs were incurred, regardless of the treatment thereof for accounting purposes by MidCountry Bank. In no event shall Pioneer or the Agent be responsible for paying any Termination Costs, and Termination Costs shall never constitute Regular Fees or Interim Service Period Fees. Pioneer shall not pay, and MidCountry Bank shall not accept from Pioneer, any Termination Costs at any time.

Service Category	Interim Service Period Service (Y/N)	Description of Service	Regular Fee	Interim Service Period Fee	Payment Terms
Servicing and Management of Accounts	Y	Credit Management Review
Evaluate the Pioneer Purchasing Guidelines as they relate to the purchase of Loans hereunder. Utilize data and statistically sound practices to help Pioneer improve its understanding of credit loss and manage exposure to loss.

During the Original Term, a monthly fee in an amount equal to 100% of the Actual Costs.

During the Renewal Term, a monthly fee in an amount equal to 110% of the Actual Costs.

Prior to the commencement of the Interim Service Period, Pioneer shall have the sole right to approve all Actual Costs, which approval shall not be unreasonably withheld; provided, however, that at any time after MidCountry Bank’s receipt of a written notice from the Agent stating that a Lending Agreement Default exists, all Actual Costs must be approved by the Agent (and not Pioneer), which approval shall not be unreasonably withheld. MidCountry Bank shall not have any obligation to verify the accuracy of any such notice.

A monthly fee, in an amount equal to 110.00% of the Actual Costs.

After the commencement of the Interim Service Period, the Agent shall have the sole right to approve all Actual Costs, which approval shall not be unreasonably withheld. All such approvals must be in writing to be effective. The Agent shall not be responsible for paying any Actual Costs incurred without the Agent’s prior approval or, if given prior to the commencement of the Interim Service Period, Pioneer’s prior approval.

Pursuant to Section 2(c) of the Agreement, the Agent shall be entitled to deduct from the Interim Service Period Fee any expenses related to loans originated by MidCountry Bank other than the Purchased Loans.

Regular Fee: MidCountry Bank shall provide to Pioneer, on or before the fifth (5th)
calendar day of each month during the Term, an invoice setting forth the Actual Costs incurred during the immediately preceding calendar month, in detail sufficient to permit a neutral third party to reasonably determine the accuracy and validity of the expenses noted therein (“Invoice”). On or before the tenth (10th) calendar day of each month during the Term for which MidCountry Bank has duly provided an Invoice, Pioneer shall, subject to the dispute resolution procedures set forth in Section 4(e) of this Agreement, pay the dollar amount of Actual Costs as reflected in the applicable Invoice.

Nevada Operations - Back Office Operations
Utilize web messaging and outbound phone calls including document review and system testing as applicable to service the Purchased Loans. The Quality Control Team regularly reviews customer service and Purchased Loan servicing practices, including a review of suspicious activity reports, account adjustments, standard operating procedures review and recommendations for future training.

Service Category	Interim Service Period Service (Y/N)	Description of Service		Regular Fee	Interim Service Period Fee	Payment Terms
Operations - Customer Service
Provide account-centric inbound and outbound processing of calls, chats and emails with respect to the Purchased Loans, customer operations with respect to the Purchased Loans, respond to borrower requests, including for payoffs, balances, fees, interest accrual, statement questions etc.

Operation by the consumer banking division of MidCountry Bank (“CBD”) of loan production offices (“LPOs”) in military communities using the Pioneer Services brand, with a focus on customer service and relationship management with technology-assisted interactions.

All such approvals must be in writing to be effective. Pioneer shall provide to the Agent copies of Pioneer’s written approvals of Actual Costs promptly upon the Agent’s request. Pioneer shall not be responsible for paying any Actual Costs incurred without Pioneer’s prior approval (provided, however, that the foregoing does not affect Pioneer’s obligations under Section 8(g) of the Agreement).

Pursuant to Section 2(c) of the Agreement, Pioneer shall be entitled to deduct from the Regular Fee any expenses related to loans originated by MidCountry Bank other than the Purchased Loans.

Interim Service Period Fee: MidCountry Bank shall provide to Agent, on or before the fifth (5th) calendar day of each month during the Interim Service Period, an Invoice for the immediately preceding calendar month. On or before the fifth (5th) Business Day after receipt of the Invoice, the Agent shall, subject to the dispute resolution procedures set forth in Section 4(e) of this Agreement, pay the dollar amount of Actual Costs as reflected in the applicable Invoice.

		Collections (Current Accounts)	Provide portfolio management through collections efforts, including analysis of delinquency trends, loss expectations, borrower behaviors and forecasting performance, as necessary.
		Third Party Risk Management	Provide third-party risk management services and coordinate relationship management with such third- parties.

Service Category	Interim Service Period Service (Y/N)	Description of Service		Regular Fee	Interim Service Period Fee	Payment Terms
		Reporting	Provide periodic reporting with respect to the Loans, basic operations and portfolio management.

Analytics
Create and manage reports for review by operations oversight personnel regarding underwriting guidelines, predictive modeling, portfolio performance (i.e. volume, growth, delinquencies, trends); identify and mitigate abnormalities or negative trends in portfolio performance.

Finance
(i) Assist Pioneer personnel in the management of its senior debt and subordinated debt, monitoring restrictive covenants, long-range planning, analyzing the size of the line and funding sources, reviewing business cycles to determine if Pioneer will have adequate funding and if the cost is appropriate for return that is expected; (ii) assist with long range financial planning; (iii) provide financial management and reporting: accounting, accounts payable, budgeting, forecasting, SEC reporting, as applicable, and assist in managing independent auditor relationships; and (iv) assist in managing purchasing of applicable assets and services.

Service Category	Interim Service Period Service (Y/N)	Description of Service		Regular Fee	Interim Service Period Fee	Payment Terms
		Administration	Provide executive assistance, access to and use of facilities and equipment, facilities management, record retention, management and maintain state licenses, project management, and change management.

		Payment Processing	Provide payment processing services for the Purchased Loans for payments received.
		Accounting	Maintain general ledger, close processes, reconciliations, and other standard accounting functions.
		Other Servicing	Provide services for credit bureau reporting, debt protection claims obligations, quality control, complaint management and management of electronic vault.
		Information Technology (“IT”)	Provide IT services, including management of IT strategy and plans, providing and maintaining IT infrastructure and a service desk, and providing application support and data management services.
Marketing	N
Provide personnel and facilities to develop and distribute brand awareness and lead generation campaigns to capture loan business through direct and indirect channels, including, but not limited to, internet and LPOs.
				A monthly fee, in an amount equal to the Actual Cost of providing such services.	N/A	Payable in the same manner and subject to the same procedures as specified above with respect to Servicing and Management of Accounts.

Service Category	Interim Service Period Service (Y/N)	Description of Service	Regular Fee	Interim Service Period Fee	Payment Terms
Recoveries (charged-off accounts)	Y
With respect to charged-off accounts, provide portfolio management through collections, including inventory management, analysis of internal resources and management of third-party collection agencies utilized.
			A monthly fee, in an amount equal to the Actual Cost of providing such services.	An amount equal to the product of 34.00% and all amounts collected.	Payable in the same manner and subject to the same procedures as specified above with respect to Servicing and Management of Accounts.
Business Development	N
Identify products, opportunities, markets, relationships, including military relationships, and business models, including credit and pricing models, to generate growth in loan originations and non-loan revenue.
			A monthly fee, in an amount equal to the Actual Cost of providing such services.	N/A	Payable in the same manner and subject to the same procedures as specified above with respect to Servicing and Management of Accounts.

EXHIBIT B

Consumer Banking Division

Balance Sheet for Consumer Banking Division of MidCountry Bank

As of Date
Immediately
Preceding the
CBD Purchase     Change
As of Effective     Option Exercise    in Net
Date            Date            Assets

Assets:

Assets attributable to the operations of
the CBD of MidCountry Bank                 x,xxx         x,xxx

Less, Liabilities

Liabilities attributable to the operations of the CBD of MidCountry Bank as of
Effective Date	(x,xxx)	N/A
Liabilities attributable to the operations
of the CBD of MidCountry Bank and assumed by Pioneer	N/A	(x,xxx)
Net assets                            x,xxx         x,xxx             x,xxx

Employees:

Last Name    First Name    Position

EXHIBIT C

OVERSIGHT

Service Category	Lead	Monitoring	Frequency
Credit Management Review	Credit Officer	Credit Management: Review of FICO strategy, performance and concentrations, loan distributions and approval/book rates, impact on yield and loss rates and any recommended changes.	Monthly
Lending Operations and Customer Service	Lending Officer
Back Office Credit Ops/Quality Control: Review of monthly exception reporting, book rates, review of fraudulent activity and trends and efficiency trends. Review of quality control team on a quarterly basis.
Monthly
		Customer Service: Review of welcome calls, pre- 30 day collections activity, department report and service levels, inside sales team and efficiency review.	Monthly
		Loan Production Offices: Review of loan production office performance, office operation and financials and military and/or community insights and relationships.	Monthly
		Other Servicing: Review credit bureau reporting, debt protection claims obligations, quality control, complaint management, management of electronic vault.	Monthly
Collections	Collections Officer	Credit Quality-Current Accounts: Review of delinquency trends, net charge-off expectations and forecast recovery performance and trends.	Monthly
		Credit Quality-Recoveries: Review charged-off account inventory, net charge-off expectations and forecast recovery performance and trends, review staffing levels.	Monthly
3rd Party Agency: Review of agency scorecards and dashboards, agency performance and monthly agency calls as well as manage third party risk management, each with respect to charged-off account inventory.
Monthly
Marketing	Marketing Officer
Marketing: Provide personnel and facilities to develop and distribute brand awareness and lead generation campaigns to capture loan business through direct and indirect channels, including, but not limited to, internet and LPO.
Monthly

Service Category	Lead	Monitoring	Frequency
Strategy and Execution	Strategy Officer
Business Development: Identify products, opportunities, markets, relationships, including military relationships, and business models, including credit and pricing models, to generate growth in loan originations and non-loan revenue.
Monthly
		Project and Change Management: Review of project management and change management	Monthly
Third Party Risk Management		Third Party Risk Management: Review of MidCountry Bank third-parties that provide services for Pioneer assets.	Quarterly
Finance, Accounting, Payment Processing and Reporting	Finance Officer	Management Reporting: Review of new reports developed; provide new reports or analyses needed.	Monthly
		Payment Processing: Review payment types and receivable roll forward.	As Needed
		Financial Reporting and Processes: Review financial reporting and the maintenance of the general ledger, close processes, reconciliations, and other standard accounting functions.	As Needed
Information Technology (“IT”)	Information Technology Officer	Information Technology: Review implementation of IT services.	Monthly/Quarterly